                                                                    Exhibit 10.9

August 31, 2000



Integrated Resources High Equity Partners L.P., Series 85,
  A California Limited Partnership
100 Jericho Quadrangle, Suite 214
Jericho, NY  11753-2727
         Attn: Mr. Peter Braverman

RE:     Valuation Analysis for Integrated Resources High Equity Partners, Series
85, A California Limited Partnership ("the Partnership")

Gentlemen:


By letter dated June 14, 2000, the Partnership retained Insignia/ESG, Inc. ("Insignia") to undertake four separate valuation analyses with respect to the Partnership on behalf of the Partnership. The engagement letter states that the Partnership proposes to be converted (the "Transaction") into a real estate investment trust (the "REIT") as described by the Partnership's management in Amendment No.2 to the Registration Statement on Form S-4 of the REIT. We have assumed that in the Transaction, each Partnership Unit would be exchanged for three REIT shares. In each of the analyses, the value arrived at is expressed as an amount per proposed REIT share. The following summarizes the specific analyses that the Partnership asked us to perform.

1. An examination of the secondary market trading history ("Secondary Market Trading History Analysis") of the existing units of limited partnership interest in the Partnership (the "Partnership Units") on the limited secondary markets;

2. An analysis of the value of the net assets of the Partnership, and the amount of cash available for distribution to partners, were the Partnership to liquidate all of its real estate (the "Properties") and other assets ("Liquidation Analysis");

3. An analysis of the value of the Partnership Units, on a going concern basis, based upon the future cash flow to be received by partners ("Going Concern Analysis");

4. On the assumption that the Partnership was converted to the REIT, an analysis of the expected range in which the REIT shares would trade based upon an examination of comparable publicly traded real estate investment trusts ("Conversion and Comparable Company Analysis").

In performing these analyses, we reviewed the documents provided to us by the Partnership which are identified on Schedule A to this letter and we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information provided to or discussed with us by the Partnership, its general partner and their respective employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of the Partnership and the proposed REIT provided to or discussed with us, we assumed, at the direction of the management of the Partnership, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and good faith judgments of the management of the Partnership. We have also relied upon assurances of the management of the Partnership that they are unaware of any facts that would make the historical information or forecasts incomplete or misleading. Except for the appraisals provided to us by the Partnership referred to below, we have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of the Partnership. The analyses do not address the tax consequences of any aspect of the proposed Transaction (other than transfer taxes assumed with the disposition of real estate upon liquidation). We are not expressing any opinion as to the underlying evaluation, future performance or long-term viability of the Partnership or the proposed REIT, or the price at which Partnership Units or proposed REIT shares will trade, whether or not the Transaction occurs. Our analyses are necessarily based on the information available to us and general economic, financial and securities market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect our analyses, we do not have any obligation to update, revise or reaffirm the analyses.

OVERVIEW OF CUSHMAN AND WAKEFIELD APPRAISAL METHODS
---------------------------------------------------

Insignia was provided with Cushman & Wakefield's ("Cushman") appraised values as of June 30, 2000 for the Properties ("Appraised Values"). The valuation approach selected by Cushman for the Properties varies based on each Property's particular demise, encumbrances and the market conditions affecting it. Cushman employed a discounted cash flow approach with, in most cases, support from the sales comparison approach.

Under the discounted cash flow approaches, the cash flows for the Properties for the next 10 years were projected. At the end of the 10th year a terminal value ("Terminal Value") was added to the cash flow by capitalizing the projected 11th year net operating income at a rate ("Appraised Cap Rate") selected by Cushman and then deducting the anticipated costs associated with selling the Properties ("Selling Costs"). The cash flows were then discounted to present utilizing a discount rate ("Appraised Discount Rate") selected by Cushman.

For the properties held through joint venture interests, Cushman provided a second set of values ("Discounted J.V. Values") which contemplate a 25% to 30% discount ("Joint Venture Discounts") to the Appraised Values in consideration of the illiquidity associated with the ownership structure. The Discounted J.V. Values together with the Appraised Values for the non-joint venture Properties together constitute the Adjusted Appraisals ("Adjusted Appraisals").

1. SECONDARY MARKET TRADING HISTORY ANALYSIS
--------------------------------------------

The Secondary Market Trading History Analysis is intended to value the Partnerships based on the recent trading prices of Partnership Units. These secondary markets cannot be characterized as either efficient or liquid markets, and Partnership Units are expected to trade at a discount to liquidation value or value based upon a going-concern analysis of the Partnership. The information provided to us by the Partnership included the high sale price and low sale price per Partnership Unit during each two months of trading from April 1, 1996 to May 31, 2000, together with a weighted average price per Partnership Unit for the same period. The ranges of values indicated by this analysis are based upon that secondary market trading data, with particular consideration given to the weighted average trading prices in May, 2000, the most recent month for which data was provided. Also considered are the trends in prices over the period for which data was provided. The resulting range of values per REIT share from the Secondary Market Trading History Analysis is indicated to be $28.96 to $32.66 per share.

2. LIQUIDATION ANALYSIS
-----------------------

The Liquidation Analysis is intended to value the Partnership's net assets assuming a complete liquidation of the Partnership on a current basis. For purposes of this analysis, we assumed that the non-joint venture Properties would sell at their Appraised Values and that interests in joint ventures would sell at the values indicated the Adjusted Appraisals.

The Liquidation Analysis assumes an adjustment for the anticipated property disposition costs consisting of estimated transfer taxes, brokerage commissions and closing costs ("Disposition Costs"). To the extent Properties were appraised based on a discounted cash flow methodology, Disposition Costs were assumed to be equal to Selling Costs utilized by Cushman in determining Terminal Value.

Consideration was also given for the non-real estate assets of the Partnership. The net assets considered were the Assets and Liabilities reported on the Balance Sheet at June 30, 2000 included in the Form 10-Q of the Partnership for the period ended June 30, 2000 and were included at the value set forth on the Balance Sheet with the exception of the assets classified as Other Assets on the Balance Sheets. The only Other Assets included were those that were deemed to have value upon liquidation, i.e. furniture, fixtures & equipment and receivables.

The fee giveback obligation was also considered to be realized by the limited partners of the Partnership at full value as of June 30, 2000.

Finally, consideration was given for the partnership dissolution costs that were estimated at $500,000 for the Partnership.

No general partner liquidation fees or priority distributions were considered, as the partnership liquidation values would not provide for same under the terms of the Partnership Agreement.

The resulting range of values per proposed REIT share based on the Liquidation Analysis is indicated to be $52.39 to $59.07 per share.

3. GOING-CONCERN ANALYSIS
-------------------------

Insignia was provided with the distribution history of the Partnership. In addition, pro forma financial statements showing forecasts of Partnership cash flows, expenses and potential distributions were also provided to us by the Partnership for the period ending December 31, 2001.

The Going-Concern Analysis is intended to value the Partnership as a going-concern assuming its current asset base. The most significant component of the value of the Partnership as a going-concern is the distributions to the partners, which are assumed to be equal to the cash flow from the Partnership's real estate assets. For purposes of this analysis, the Properties' cash flows were attributed values based on the Appraised Values.

An adjustment was made to give effect for the joint venture illiquidity that would impact the Terminal Values of the joint venture Properties. This adjustment was made for the joint venture Properties that were valued by Cushman pursuant to the discounted cash flow methodology, by applying to the Terminal Value the same Joint Venture Discount utilized by Cushman in determining the appraised liquidation value and discounting it to the present utilizing the Appraised Discount Rate.

Consideration was also given for the non-real estate assets of the Partnership. The net assets considered were the Assets and Liabilities cited on the Balance Sheet as of June 30, 2000 included in the Form 10-Q of the Partnership for the period ended June 30, 2000, and were included at the value set forth in the Balance Sheet with the exception of the assets classified as Other Assets on the Balance Sheet of the Partnership at June 30, 2000. The only Other Assets included were those that were deemed to have value upon liquidation, i.e. furniture fixtures & equipment and receivables.

An adjustment was also made to reflect the going-concern reserve requirements. A general reserve of $1,000,000 was to be maintained by the Partnership and then liquidated in 8 years. An adjustment was thus made equal to the cost of maintaining this reserve.

Finally, an adjustment was made for the cost of asset management fees and administrative costs. The values of these costs were derived by capitalizing the anticipated annual cost of these expenses for the year ending December 31, 2001. The capitalization rates employed were equal to the weighted average Appraised Discount Rate/Appraised Cap Rate for the Properties.

The resulting range of values per proposed REIT share based on the Going-Concern Analysis is indicated to be $42.10 to $47.47 per share.

4. CONVERSION AND COMPARABLE COMPANY ANALYSIS
---------------------------------------------

The Conversion and Comparable Company Analysis endeavors to determine the range of value for the proposed REIT's shares.

The methodology employed in determining the REIT's value consisted of applying to the Projected Funds from Operations ("Projected FFO") of the REIT a range of multiples (the "FFO Multiples") which are consistent with the FFO Multiples at which comparable real estate investment trusts are currently trading in the marketplace. Funds from Operations were calculated in accordance with the guidelines set out by the National Association of Real Estate Investment Trusts ("NAREIT"). While no directly comparable companies were identified, by adjusting and applying the median Projected FFO multiple for small-capitalization real estate investment trusts, those with an implied market capitalization less than $250 million, a range of reasonable FFO Multiples was established. The range of FFO Multiples determined to be 5.4 to 6.7.

The Projected FFO of the REIT is comprised of two components: (1) Pro-forma FFO ("Pro-Forma FFO") for the assets currently owned ("Current Assets") by the Partnership and (2) Anticipated FFO ("Anticipated FFO") for assets projected to be acquired by the REIT in the future ("New Assets").

The Pro-Forma FFO is based on the actual operating results of the Current Assets for the 12 month period ending June 30, 2000, as adjusted for the anticipated increase in Asset Management Fees resulting from the higher Adjusted Appraisals as compared to the 1998 appraised values.

Anticipated FFO is based on the projected operating results of the New Assets, as decreased by the rise in the asset management fees resulting from the acquisition of the New Assets. The New Assets are assumed to be acquired in two ways: (1) by utilizing all available cash less a reserve equal to 3% of the Adjusted Appraisals to buy New Assets and (2) by leveraging the Current Assets and the New Assets to a level of 75% with debt which carries an interest rate of 8%. The New Assets are assumed to generate net operating income equal to 10.5% of their gross purchase price.

The resulting range of values per proposed REIT share based on the Conversion and Comparable Company Analysis are indicated to be $40.25 to $49.94 per share.

Estimates of value of the proposed REIT shares are not intended and should not be construed as a prediction of estimates as to the trading price of the proposed REIT shares upon or after consummation of the Transaction.

The information set forth in this letter does not constitute and should not be construed as a recommendation to any holder of Partnership Units with respect to the proposed Transaction. The analyses do not address the merits of the proposed Transaction or consider any alternatives to the proposed Transaction. This letter has been prepared for the Partnership, and should not be reproduced, summarized, described or referred to without the prior written consent of Insignia; provided, however, that this letter may be summarized and reproduced in full in the Registration Statement on Form S-4 to be filed by the Partnership.

                                                          Insignia/ESG, Inc.


                                                     By:_________________


                                                     Title:________________


                                                     Name:_______________

                                   SCHEDULE A


             LIST OF PARTNERSHIP-PROVIDED INFORMATION AND MATERIALS
             -------------------------------------------------------

---------------------------------------------------------------------------------------------------
ITEM                                          DESCRIPTION
---------------------------------------------------------------------------------------------------
Appraisals                                    Narrative  appraisals  of each of the  Partnership's
                                              properties  prepared  by Cushman &  Wakefield  as of
                                              June 30, 2000
---------------------------------------------------------------------------------------------------
Forms 10-K                                    Form  10-K for the  Partnership  for the year  ended
                                              December 31, 1999
---------------------------------------------------------------------------------------------------
Forms 10-Q                                    Form 10-Q for the  Partnership for the quarter ended
                                              June 30, 2000
---------------------------------------------------------------------------------------------------
Capital Plans                                 Descriptions    of    the    anticipated     capital
                                              improvements  requirements  at of the  Partnership's
                                              properties for the next 5 years
---------------------------------------------------------------------------------------------------
Asset Management Fees                         The    Partnership's   and   the   proposed   REIT's
                                              anticipated  asset  management  fees  based  on  the
                                              Appraised Values
---------------------------------------------------------------------------------------------------
Administrative Expenses                       The Partnership's and the proposed REIT's anticipated
                                              Administrative Costs based on historical costs and
                                              management's estimation of future costs assuming a 3%
                                              inflationary factor
---------------------------------------------------------------------------------------------------
Pro-Forma FFO                                 A projection of the Partnership's and the REIT's
                                              funds from operations based on the assets currently
                                              owned by the Partnership.
---------------------------------------------------------------------------------------------------
Anticipated FFO                               A  projection  of the  increase in the REIT's  funds
                                              from  operations  based  on the  acquisition  of New
                                              Assets  assuming 75%  leverage of the  Partnership's
                                              Current   Assets   and  New   Assets,   and  use  of
                                              approximately 80% of the Partnership's  current cash
                                              reserves   for  the   acquisition   of  New  Assets.
                                              Leverage was assumed to be 75% and bear  interest at
                                              an average  rate of 8%, and New Assets were  assumed
                                              to generate net  operating  income of 10.5% of their
                                              gross cost.  Asset  Management  Fees were assumed to
                                              be based upon 1.25% of


---------------------------------------------------------------------------------------------------
                                              the prospective  value of the New Assets.
---------------------------------------------------------------------------------------------------
Projected FFO                                 The total FFO assumed to be generated by the proposed
                                              REIT in the future. Calculated by adding the Pro-Forma
                                              FFO and Anticipated FFO.
---------------------------------------------------------------------------------------------------
Going-Concern Reserve Requirements            An estimate of the cost of the maintenance and use of
                                              the cash reserves projected for the Partnership
                                              assuming the proposed REIT conversion does not occur.
---------------------------------------------------------------------------------------------------
Form S-4                                      Amendment  No. 2 to the  Registration  Statement  on
                                              Form S-4 filed by the REIT in April 2000
---------------------------------------------------------------------------------------------------
Pro-Forma Partnership Income Statements       Pro-forma   stabilized  income  statements  for  the
                                              Partnership  assuming the proposed  REIT  conversion
                                              does   not   occur.    These   statements    reflect
                                              operations  for the twelve  month  period ended June
                                              30,  2000 as  adjusted  for major  known  changes in
                                              property   operations,    changes   in   the   Asset
                                              Management  Fees  based on the  increased  Appraised
                                              Going- Concern Values, and increased  administrative
                                              costs assuming an inflationary factor of 3%.
---------------------------------------------------------------------------------------------------
Secondary Market Trading History              Chart of number and prices of Partnership Units sold
                                              from April 1, 1996 through May 31, 2000 as reported by
                                              Partnership Spectrum.
---------------------------------------------------------------------------------------------------
Fee Giveback Obligations                      The General Partner's current fee giveback obligations
                                              stipulated in The Class Action Settlements, as defined
                                              in the Form S-4.
---------------------------------------------------------------------------------------------------
Going Concern Distributions                   Estimates of the distributions by the Partnership if
                                              the Partnership were to be a going concern.
---------------------------------------------------------------------------------------------------
Partnership Dissolution Costs                 Estimates of the Partnership-level costs associated
                                              with the dissolution and winding up of the affairs of
                                              the Partnership.
---------------------------------------------------------------------------------------------------
